Exhibit (i) 1.1

200 Clarendon Street 27th Floor Boston, MA 02116-5021 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

February 27, 2009

Russell Investment Company

909 A Street

Tacoma, Washington 98402

Re:    Registration Statement on Form N-1A

Dear Sir or Madam:

As counsel for Russell Investment Company (the “Trust”), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (the “1940 Act”) (File No. 811-3153), and Post-Effective Amendment No. 122 to the Trust’s registration statement relating to the shares of beneficial interest (the “Shares”) of thirty-eight series of the Trust (the “Funds”) being filed under the Securities Act of 1933, as amended (File No. 2-71299) (“Post-Effective Amendment No. 122”). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the prospectuses for the Funds and delivered by the Trust against receipt of the net asset value of the Shares, will be issued as fully paid and nonassessable Shares of the Trust.

We consent to the filing of this opinion on behalf of the Trust with the Securities and Exchange Commission in connection with the filing of Post-Effective Amendment No. 122.

Very truly yours,

/s/ Dechert LLP

       14847892.1.BUSINESS

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